Exhibit 99.1

For Immediate Release:	August 24, 2007
Home BancShares, Inc. Announces Merger
With Centennial Bancshares, Inc.
     Conway, AR – Home BancShares, Inc. (NASDAQ NM: HOMB) announced today the signing of a definitive agreement to merge with Centennial Bancshares, Inc and its subsidiary, Centennial Bank. Centennial Bank is located at Pavilion in the Park and Highway 10 in Little Rock. They also service south Arkansas with branches in Fordyce, Kingsland, New Edinburg and Rison. As of June 30, 2007, Centennial Bank reported total assets of $199 million, loans of $150 million and deposits of $167 million.
     “We are very excited about this new partnership with Centennial” said John W. Allison, Chairman and Chief Executive Officer of Home BancShares. “This combination is an excellent fit for both companies and expands our presence in the Little Rock market and provides us new opportunities in these south Arkansas communities. Centennial will maintain its separate community bank identity with the same board of directors, management and staff. Chris Roberts and his team have done an excellent job of growing their Little Rock presence and we are pleased that they will continue their leadership as a part of Home BancShares.”
     “We are equally excited about the opportunities this merger will provide our customers, employees, and shareholders. We are confident that this partnership will allow us to better meet the needs of our customers and the communities we serve”, said Chris Roberts, President and Chief Executive Officer of Centennial.

     Centennial Bancshares, Inc. will be merged with HBI Acquisitions, Inc, a subsidiary of Home BancShares, Inc. The accredited shareholders of Centennial Bancshares, Inc. will receive 16.8153 shares of Home Bancshares, Inc. for each share of Centennial Bancshares, Inc. owned. Non accredited shareholders, who are projected to be 2% of the stock of Centennial Bancshares, Inc., will receive cash. The merger is conditioned upon regulatory approvals and other customary conditions. The merger is expected to be effective on January 1, 2008. Based upon the closing price of HOMB on August 24, 2007 of $22.54 per share the total deal value excluding the earn out is approximately $25.6 million. The merger agreement further provides for an earn out based upon 2008 earnings of up to a maximum of $4,000,000 which can be paid at the election of the accredited shareholders in cash or stock of Home BancShares, Inc.
     Home BancShares, Inc. trades on the NASDAQ National Market under the symbol “HOMB”. The Company is a financial holding company, headquartered in Conway, Arkansas, with five wholly owned bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Three of the bank subsidiaries are located in the central Arkansas market area, a fourth serves Stone County in north central Arkansas, and a fifth serves the Florida Keys and southwestern Florida.
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FOR MORE INFORMATION CONTACT:
Brian S. Davis
Investor Relations Officer
Home BancShares, Inc.
(501) 328-4770